Exhibit 10.14

Summary of 2006 Director Compensation

Retainer:
Directors serving on the Board of Directors of PremierWest Bancorp receive an annual retainer of $25,200, payable in twelve monthly installments. The Chairman and Vice Chairman receive an additional $6,000 annually. Directors receive no additional compensation for service on the Board of Directors of PremierWest Bank, Bancorp's wholly owned subsidiary.

Meeting Fees:
Board members are not paid for regularly scheduled Board of Directors meetings. Board members are paid $300 per special Board meeting or committee meeting attended. Fees for attendance at committee meetings are not paid if the committee meeting is held on the day of a regularly scheduled Board of Directors meeting. Directors receive no additional compensation for service on the Board of Directors of PremierWest Bank, Bancorp's wholly owned subsidiary.

Equity Compensation:
Directors are eligible to participate in PremierWest Bancorp's 2002 Stock Option Plan. Recent practice has been to award grants to Directors on an annual basis. Awards are made at the then current market price of PremierWest Bancorp securities, and have traditionally fully vested no earlier than six months from the date of the original award. All awards automatically terminate if not exercised within ten (10) years from the date of the award. The exact number of shares is determined at the discretion of the Board of Directors.

Continuing Benefits Agreements:
Under the terms of the agreement, during the term of the directors service as a director, the director, the directors spouse and the directors dependents are entitled to participate, at the directors expense, in any group medical, dental, vision, and accidental death and dismemberment insurance policies generally available to employees of PremierWest. Additionally, the director is eligible for benefits following termination of service, if certain requirements are met.

Deferred Compensation Agreements:
Under the terms of the agreements, the director may defer receipt of any portion of the director's fees. The deferred amount accrues interest prior to commencement of distributions to the director. The deferred compensation will be distributed to the director starting six months after termination of the director's service or in the event of death or disability, the following month.